Exhibit 99.2

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE

BPI Energy Announces Fiscal 2006 Third-Quarter Financial Results
Cleveland, OH—June 14, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, announced financial results for the three- and nine-month periods ended April 30, 2006.
Fiscal third-quarter 2006 revenues from gas sales totaled $263,000, compared with $47,000 for the comparable prior-year quarter—an increase of 460 percent. For the first nine months of fiscal year 2006, revenues from gas sales increased more than tenfold to $800,000, compared with $53,000 for the same period a year ago.
The company reported a net loss of $4.9 million, or $0.07 per share, for the fiscal 2006 third quarter versus last year’s third-quarter net loss of $1.7 million, or $0.04 per share. For the nine-month period, the reported net loss was $7.0 million, or $0.12 per share, compared with a net loss of $4.6 million, or $0.13 per share, for the like period a year ago. Both fiscal 2006 periods include a charge of approximately $3.0 million related to the dispute settlement at BPI’s Southern Illinois Basin Project, which was recorded in the fiscal 2006 third quarter.
President and Chief Executive Officer James G. Azlein commented, “We are gratified to see our average gas production sales volume continuing to ramp up on a sequential basis at our Southern Illinois Basin Project. The volume of gas sales during the fiscal 2006 third quarter was 32 percent higher than in the second quarter and 82 percent over the volume in the first quarter. We expect gas sales volumes will continue to increase as our producing wells dewater further and those wells that were formerly shut in due to our recently resolved legal dispute are brought on line.”
BPI plans to file its fiscal 2006 third-quarter 10-Q Report with the Securities and Exchange Commission later today. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.
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—Financial Results Follow—

BPI Energy Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2006	2005	2006	2005
Revenues:
Gas sales	$262,860	$46,925	$800,365	$53,266

Expenses:
Lease operating expense	290,844	203,289	752,454	203,289
General and admin. expenses	2,054,434	1,847,554	4,491,676	5,012,641
Depreciation, depletion and amortization	189,988	83,129	402,680	140,801

	2,535,266	2,133,972	5,646,810	5,356,731
Other income (expenses):
Interest income	229,888	62,012	632,693	66,859
Interest expense	(4,276)	(3,804)	(18,054)	(14,386)
Other income (expense), net	(2,894,794)	24,053	(2,757,271)	27,299

	(2,669,182)	82,261	(2,142,632)	79,772

Loss before income taxes	(4,941,588)	(2,004,786)	(6,989,077)	(5,223,693)
Deferred income tax benefit	—	270,587	—	615,304

Net loss	$(4,941,588)	$(1,734,199)	$(6,989,077)	$(4,608,389)

Basic and diluted loss per share	($0.07)	($0.04)	($0.12)	($0.13)
Weighted average common shares outstanding	66,395,782	43,128,791	60,686,413	35,640,418
BPI Energy Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	April 30, 2006	July 31, 2005
Current assets:
Cash and cash equivalents	$24,793,727	$7,251,503
Other current assets	351,126	58,205

Total current asset	25,144,853	7,309,708

Net property and equipment	26,970,439	15,110,113
Other non-current assets	295,298	1,107,891

Total assets	$52,410,590	$23,527,712

Current liabilities:
Accounts payable	897,010	2,144,066
Accrued liabilities and other	3,240,134	73,632

Total current liabilities	4,137,144	2,217,698

Long-term notes payable	83,458	507,595
Other non-current liabilities	51,678	—

Total liabilities	4,272,280	2,725,293
Total shareholders’ equity	48,138,310	20,802,419

Total liabilities and shareholders’ equity	$52,410,590	$23,527,712

About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operating plan through April 30, 2007, (b) our inability to retain our acreage rights at our projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:

http://www.bpi-energy.com
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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